Exhibit 99.1

April 28, 2009

News Release

Source:  EnXnet, Inc.

EnXnet, Inc. Receives Order For MultiMedia Gift Card™

Tulsa, OK., April 28, 2009 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that it has received an order for 5,000 MultiMedia Gift Cards™ from Interactive Card Services. This is a preliminary order that will be used as samples for several potential larger orders.

Several issues have been put behind EXNT and its marketing partner a little over a month ago.  Since then a large marketing effort has been put forth with great excitement that has led to the request of several samples to be delivered to several potential customers.  Additionally, some new manufacturing processes are being put into place to be able to handle large scale orders going forward.

Ryan Corley, CEO of EnXnet, Inc., stated, “Things are finally moving forward quickly with the marketing efforts for the gift card.  The response has been good even in this down economy.  One main reason has been the desire of companies to differentiate themselves from competitors and this gift card is the only real product on the market that can deliver a new and exciting format to present products and services.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations
Integrated Capital Partners, Inc.
Ph:  908-204-0004
Website:  www.stockreportcard.com